Exhibit 10.89

AOL LLC

770 BROADWAY

NEW YORK, NEW YORK 10003

Via Hand Delivery

June 30, 2009

Ms. Nisha Kumar

770 Broadway

New York, New York 10003

Separation Agreement and Release of Claims

Dear Nisha:

Reference is made to your Employment Agreement dated January 9, 2008 and effective as of December 1, 2007 (the “Employment Agreement”) with AOL LLC (“AOL” or the “Company”). Capitalized terms used herein but not otherwise defined in this separation agreement and release of claims (“Separation Agreement”) shall have the meanings given such terms in the Employment Agreement. We have agreed that your employment with the Company will be terminated and the provisions of Section 15 of your Employment Agreement are to become applicable, subject to the modifications set forth in this Separation Agreement (which modifications shall be deemed to constitute an amendment to your Employment Agreement). This Separation Agreement sets forth the understandings between the Company and you concerning the termination of your employment and your entitlements under the Employment Agreement. The Employment Agreement and this Separation Agreement, upon your signature, will constitute the complete agreement between you and the Company regarding the terms of your separation from employment.

You and the Company, intending to reflect our mutual understanding regarding the terms of the separation of your employment from the Company, hereby agree as follows:

1.         Your employment with the Company is being terminated without cause at the close of business on July 1, 2009 (your “Separation Date”). Until such time, you will remain an employee of the Company for all purposes (including without limitation, under the Company’s policies and benefits plans and for purposes of continued vesting of your outstanding equity awards). Your rights under any qualified and nonqualified pension plans in which you participate (specifically the Time Warner Pension Plan, the Time Warner Excess Benefit Pension Plan, and the Time Warner Savings Plan) shall be determined in accordance with the terms and provisions of the applicable plan document. You are 100% vested in your benefits under the Time Warner Pension Plan, the Time Warner Excess Benefit Pension Plan and the Time Warner

Savings Plan. Your rights under any stock option, restricted stock unit, and performance stock unit awards shall be determined in accordance with the terms and provisions of the equity plans and agreements under which any grants of stock options or awards of restricted stock units and performance stock units were granted, based on a July 1, 2009 separation date. If you obtain other employment with AOL or with any Time Warner company within thirty days of your Separation Date, you will not be eligible to receive any of the benefits set forth in this Separation Agreement, unless specified herein, and this Separation Agreement shall become null and void.

2.         On the next regularly scheduled pay date following your Separation Date, or sooner if local law requires, you will receive a check for all unpaid wages and any accrued, unused vacation or paid time off from January 1, 2009, or longer if required by state law, due through your Separation Date, less applicable deductions and withholdings. You and the Company agree that your accrued, unused vacation or time off as of your Separation Date, which will be paid to you in accordance with this paragraph, will be 16.5 days. You will also be reimbursed, in accordance with Company policy, for any outstanding reasonable business expenses that you incur through the Separation Date.

3.         Your medical, dental and vision benefits will continue through the end of the month in which your Separation Date occurs (i.e., through July 31, 2009). With respect to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), your COBRA period will begin on the first day of the month following your Separation Date (i.e., on August 1, 2009). You will receive separate information regarding your option to continue health benefits after your Separation Date. Your Company-paid life insurance will continue through the end of the month in which your Separation Date occurs (i.e., through July 31, 2009). All other benefits will terminate on your Separation Date.

4.         Prior to your departure on your Separation Date, unless otherwise instructed by an authorized Company representative, you must:

a.         resign from any and all positions you hold as an officer and/or director of AOL LLC and from each of its direct and indirect subsidiaries and/or affiliates (using the four attached resignation letters, which contain a true and accurate list of all of the entities for which you serve as a director, managing director, chairman, representative, authorized person, officer, or other appointment on behalf of the Company, any of its group companies, or any of its direct or indirect subsidiaries, and which letters, where notice of your resignation is required to be filed with the applicable authorities, the Company agrees to cause to be timely filed with such applicable authorities); and

b.         return to the head of Human Resources, Dave Harmon, all the Company property in your possession, including, but not limited to, your identification badge and SecurID, keys, computers, corporate credit cards, pagers, telephones, parking permits and the original and all copies of any written, recorded, or computer readable information about Company practices, procedures, trade secrets, customer lists or product marketing associated with the Company’s business and any other information deemed proprietary or confidential in accordance with Company policies. By signing this Separation Agreement, you represent that you will return all Company confidential or proprietary information in your possession and that you will take all reasonable steps to protect the confidentiality of such Company information during your employment. Notwithstanding the foregoing or anything else in this Separation Agreement to the contrary, you will be permitted to keep your Company-provided Blackberry once it has been reviewed and all appropriate Company data removed from the device (provided that your “contacts list” will not be removed). You agree that you are bound by all the terms of the Standards of Business Conduct through your Separation Date.

5.         Pursuant to paragraph 15 of your Employment Agreement and under the terms and conditions as detailed below, the Company will provide you additional payments and benefits, which you acknowledge are payments and benefits to which you are otherwise not entitled, if you sign this Separation Agreement. If you do not sign this Separation Agreement, you will not receive the following additional payments and benefits:

a.         Paragraph 15(a) of your Employment Agreement is hereby deleted in its entirety and replaced with the following: The Company will pay you $2.2 million, less applicable tax withholdings and deductions, in a lump sum subject to paragraph 5(f) below. This payment will not be eligible for deferrals to the Company’s 401(k) plan.

b.         Paragraph 15(b) is hereby deleted in its entirety.

c.         Paragraph 15(c) of your Employment Agreement is hereby deleted in its entirety and replaced with the following: You will receive a payout under the 2009 Global Bonus Plan and you and the Company agree that such payout will be $275,000, which is the portion of your target annual bonus amount, $550,000, pro-rated through the Separation Date, less applicable withholdings and deductions. This payment will be made at the same time as the lump sum payment discussed in paragraph 5(a) above, subject to paragraph 5(f) below. This payment will not be eligible for deferrals to the Company’s 401(k) plan.

d.         The following is hereby added as Paragraph 15(k) of your Employment Agreement: You are currently participating in a 2009 Company Retention Bonus Program, as outlined in a memo to you dated April 1, 2009, and pursuant to this program you are entitled to receive an amount equal to $220,000, less applicable tax withholdings and deductions, payable in a lump sum subject to paragraph 5(f) below. This payment will not be eligible for deferrals to the Company’s 401(k) plan.

e.         Paragraph 15(d) of your Employment Agreement is hereby deleted in its entirety and replaced with the following: If you elect to enroll in COBRA benefit continuation, the Company will pay for the full cost of continued medical, dental and vision benefit coverage under COBRA for you and your qualified beneficiaries for eighteen (18) months beginning the first day of the calendar month following the termination of your employment (i.e., August 2009).

f.         Paragraph 15(e) of your Employment Agreement is hereby deleted in its entirety and replaced with the following: The payments made under paragraphs 5(a), 5(c) and 5(d) above will be paid within thirty (30) days of the Separation Date or the “effective date” of the signed Separation Agreement, as set forth in paragraph 16 below, whichever is later, but no later than sixty (60) days after the Separation Date.

g.         You shall not be entitled to notice and severance under any policy or plan of the Company (the payments set forth in this paragraph being given in lieu thereof).

h.         The payments under paragraphs 5(a) – 5(d) shall be made without regard to any duty to mitigate damages and shall not be reduced by any compensation received by you from any subsequent employment.

i.         You are not currently included on the Company’s “specified employee” list as defined in Section 409A of the Internal Revenue Code and the Company does not believe that you are a “specified employee” under Section 409A as of the Separation Date.

6.         The payments and other benefits set forth in Paragraph 5 are being offered solely in consideration for your execution of this Separation Agreement, including a release of all claims against the Company as set forth in Paragraph 7 below. The payments are not an admission of any wrongdoing by the Company.

7.         In exchange for the Company’s agreement as stated above and below, you agree to release and discharge unconditionally the Company and any successors, subsidiaries, affiliates, related entities, predecessors, merged entities and parent entities, and their respective officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, successors and assigns, from any and all claims, actions, causes of action, demands, obligations or damages of any kind arising from your employment with the Company and the separation of that employment or otherwise, including the notice of your termination, whether known or unknown to you, which you ever had or now have upon or by reason of any matter, cause or thing, up to and including the day on which you sign this Separation Agreement. The claims you are waiving include, but are not limited to, all claims arising out of or related to any stock options held by you or granted to you by the Company which are not vested as of the Separation Date and which are scheduled to vest subsequent to your Separation Date; all claims under Title VII of the Civil Rights Act of 1964, as amended; all claims under the Worker Adjustment and Retraining Notification Act (WARN) or similar state statutes; all claims under the Americans with Disabilities Act; all claims under the Age Discrimination in Employment Act; all claims under the National Labor Relations Act; all claims under the Older Workers Benefit Protection Act (“OWBPA”); all claims under the Family and Medical Leave Act, to the extent permitted by law, all claims under the Employee Retirement Income Security Act; all claims under 42 U.S.C. § 1981; all claims under the Sarbanes-Oxley Act of 2002; all claims under state anti-discrimination laws; all claims for unreimbursed business expenses that are not within the scope of the Company’s policies, including the Company’s guidelines for timely submission of business expenses; all claims under any principle of common law; all claims concerning any right to reinstatement; and all claims for any type of relief from the Company, whether federal, state or local, whether statutory, regulatory or common law, and whether tort, contract or otherwise, to the fullest extent permitted by law. This release of claims does not affect any claim for workers’ compensation benefits, unemployment benefits or other non-waivable administrative claims; your vested rights, if any, in the Company’s (or Time Warner’s) 401(k) plan, pension plan and excess pension plan; your rights to exercise any and all Company stock options held by you that are exercisable as of your Separation Date during the applicable period of exercise and in accordance with all other terms of those options and the stock options plans, agreements, and notices under which such options were granted; your right to receive payment for any portion of your restricted stock units and performance stock units that are vested as of or as a result of your separation from employment on the Separation Date, determined in accordance with all the terms of those stock units and the applicable plans, agreements, and notices under which such stock units were granted; or your right to enforce the terms of this Separation Agreement. This release of claims does not affect the Company’s agreement to indemnify and hold you harmless against any claims brought against you for your acts and omissions committed or alleged to be committed while serving as an officer, director, employee, or agent of the Company to the maximum extent permitted under the Limited Liability Company Agreement of AOL, which, in certain circumstances, may be subject to approval by AOL’s Board of Managers.

8.        You agree to assist the Company in connection with any litigation, investigation or other legal or regulatory matter involving your tenure as an employee, officer, or director of the Company, including, but not limited to, meetings with Company representatives and counsel and giving testimony in any legal proceeding involving the Company. This provision does not prohibit your response to a valid subpoena for documents or testimony or other lawful process; however, you agree to provide the Company with prompt notice of said process. The Company shall use its best efforts to minimize any inconvenience to you and to avoid interference with any then-existing obligations that you may have and shall reimburse you for your travel and/or other reasonable costs, including, without limitation, air fare and hotel accommodations if you are required to travel out of town overnight.

9.        You understand and agree that the terms of this Separation Agreement are confidential, and you agree not to disclose to others the terms of this Separation Agreement, except as otherwise permitted by law or with the written consent of the Company, provided however, that this Paragraph 9 does not preclude disclosure to your immediate family or for purposes of securing professional financial, tax or legal services, provided further that, prior to making any such disclosure, you will inform any such persons that this confidentiality clause is in effect and that they are also bound by it.

10.        You agree not to affirmatively encourage or assist any person or entity in litigation against the Company or its parent, affiliates, officers, employees and agents in any manner. This provision does not prohibit your response to a valid subpoena for documents or testimony or other lawful process; however, you agree to provide the Company with prompt notice of any such subpoena or process. You agree that this Separation Agreement is not admissible in any proceeding except one to enforce the terms of this Separation Agreement.

11.        You agree not to make any disparaging or untruthful remarks or statements about the Company, its officers, directors, or employees. The Company (for purposes of this sentence, the “Company” is defined to include AOL LLC and its subsidiaries, affiliates, and assigns) agrees not to cause its officers and senior executives to make any disparaging or untruthful remarks or statements about your employment with the Company. Nothing in this Separation Agreement prevents you or the Company from making truthful statements when required by law, court order, subpoena, or the like, to a governmental agency or body. In addition, subject to your compliance with the provisions of this Separation Agreement, the Company will not endorse public statements that characterize your termination of employment with the Company as an involuntary termination, and will take reasonable efforts so that internal communications to employees of the Company (except those Company employees who have a business need to know otherwise) characterize your termination of employment as a voluntary resignation and that external communications to the public either do not characterize your termination of employment or do not characterize it as an involuntary termination. Notwithstanding anything in this paragraph, the Company shall not be limited in its right to maintain accurate information in its personnel records, to provide accurate information to any governmental agency or in any government or legal proceeding or to provide its benefits vendors with accurate information.

12.            Notwithstanding any prior agreement between you and the Company (including, without limitation, any Confidentiality, Non-Competition and Property Rights Agreement), after the Separation Date, you shall not be prevented from owning, controlling, managing, or working for any business except only that, for the six-month period immediately following the Separation Date (the “Restricted Period”), you will not, anywhere in the United States or any country in which the Company is now operating, directly or indirectly participate in the ownership, control or management of, or be employed by, Yahoo!, Inc., Google Inc., Microsoft Corporation, IAC/InterActive Corp., News Corp., Viacom Inc. or Disney, or any of their respective subsidiaries, affiliates or successors (each a “Restricted Entity”); provided that this restriction does not prevent you from (i) working in a capacity that does not compete with the specific business of the Company in which you were engaged or had material knowledge during the last two years of your employment with the Company, or (ii) owning as a passive investor not more than 1% of the outstanding stock of any class of a competitor entity that is publicly traded. In the event that you wish to work for a Restricted Entity during the Restricted Period, you may send written notice of that request to the Company, at which time the Company may elect to waive the application of this Paragraph 12 and to allow you to work for that Restricted Entity during the Restricted Period.

13.        You agree that in the event you breach any of your obligations under Paragraphs 4, 7, 8, 9, 10, or 11 above, or any obligation that survives the termination of the Employment Agreement, and in either case such breach is to the material detriment of the Company, the Company will be entitled to recover the full amount paid under Paragraph 5 above and to obtain all other remedies provided by law or equity.

14.        Following the Separation Date, your right to be indemnified and held harmless against any claims brought against you for your acts and omissions committed or alleged to be committed while you were serving as an officer, director, employee or agent of the Company will continue to the maximum extent permitted under the Limited Liability Company Agreement of AOL. In certain circumstances such indemnification may be subject to approval by AOL’s Board of Managers.

15.        If any term or clause of this Separation Agreement should ever be determined to be unenforceable, you and the Company agree that this will not affect the enforceability of any other term or clause of this Separation Agreement. In the event of a conflict between the terms of this Separation Agreement on the one hand, and the terms of the Employment Agreement, any

Confidentiality, Non-Competition and Proprietary Rights Agreement, or any other agreement signed by you on the other hand, the terms of this Separation Agreement shall control.

16.        You should consider consulting an attorney before executing this Separation Agreement. You have seven (7) days from your Separation Date in which to sign and return the Separation Agreement, although you may, at your discretion, sign and return the Separation Agreement at any earlier time. The day you return the executed Separation Agreement is the “effective date” of this Separation Agreement. If you have not returned the executed Separation Agreement within the time permitted, then the Company’s offer will expire by its own terms at such time.

17.        Paragraph 17(i) of your Employment Agreement is deleted in its entirety and replaced with the following: This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of New York applicable to agreements made and to be performed in New York. In addition, Paragraph 16 of the Employment Agreement is amended by (i) replacing the reference to “Washington, D.C.” as the site of the arbitration with a reference to “New York, New York,” and (ii) replacing the reference to “the courts of Virginia” as having jurisdiction with a reference to “the courts of the State of New York.”

18.        This Separation Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

To accept the Separation Agreement, you must sign below and return one entire copy to AOL LLC, Attn: Mark Wainger, One Time Warner Center, New York New York 10019.

Sincerely,

Timothy Armstrong
AOL LLC

By signing this Separation Agreement, I acknowledge that: I have had the opportunity to review this Separation Agreement carefully with legal or other personal advisors of my own choice; I understand that by signing this Separation Agreement I am releasing the Company of all claims against it; I have read this Separation Agreement and understand its terms; I have been given a reasonable period of time to consider its terms and effect and to ask any questions I may have; I voluntarily agree to the terms of this Separation Agreement.

AGREED AND ACCEPTED:

Nisha Kumar	Date

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